UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

LENNOX INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

[Article Posted on Lennox’s Internal Web Site (3/31)]

LII Proxy Statement: Your Vote Counts

             The LII annual report, 10-K, proxy statement and proxy card are being mailed to LII shareholders, in connection with solicitation of proxies by the LII board of directors for the LII annual meeting on April 15, 2005. If you are a LII shareholder as of the close of business on February 18, 2005, you are eligible to vote on both proxy proposals:

1.	Election of Directors: To help ensure continuity of strong leadership for LII, there are five nominees for election for a term expiring at the 2008 Annual Meeting of Stockholders. The proxy statement provides detailed information about each nominee.

2.	Approval of the LII Amended and Restated 1998 Incentive Plan: The board of directors believes it is important to have equity-based incentives available to attract and retain qualified directors, employees and independent contractors who are essential to the success of LII and it subsidiaries, and that it is important to link the interests and efforts of such persons to the long-term interest of LII shareholders. The proxy statement provides detailed information about the proposed amended and restated plan.

             For proposal one, the board of directors recommends a vote “for” each of the five nominees. For proposal two, the board of directors recommends a vote “for” approval of the LII Amended and Restated 1998 Incentive Plan. If you are eligible to vote but do not receive your copy of the proxy statement and proxy card by Monday, April 4, contact your broker or if you hold registered shares, call Mellon Investor Services at 1-800-797-5603. If you would like a copy of the annual report, access it online at: http://www.lennoxinternational.com/financials/ardisclaimer.htm, or contact Marjorie Lazuka for a printed copy.